[GFE letterhead]

August 9, 2012

Dear Granite Falls Energy Members:

The GFE Board of Governors is always looking to improve the company's efficiency and eliminate expenses that detract from the company's bottom line. Recently, the Board has discussed the burdens associated with the company's U.S. Securities and Exchange Commission (SEC) public reporting obligations. After much discussion, the Board has approved, subject to final member approval, proceeding with reclassifying the company's membership units into separate classes and deregistering the company's membership units with the SEC.

GFE's current annual cost of SEC reporting and compliance is estimated at approximately $226,000. These costs continue to escalate as additional regulations are imposed on reporting companies. As an SEC reporting company, GFE must file reports that are available to the general public containing the company's financial results, discussions regarding the company's activities, and material events impacting the company. This information is available to our competitors, some of whom are not SEC reporting companies and therefore do not have reciprocal disclosure obligations. Additionally, the company's reporting obligations require the time and attention of GFE's management and employees, which could instead be utilized to focus on the company's operations.

Deregistering GFE's membership units will involve reclassifying the units into different classes. These different classes are necessary so that the number of members in each class will be below the thresholds that trigger SEC reporting obligations. The company has not yet definitively decided how many different classes of membership units will be needed to effectively deregister the company's membership units. Recent federal legislation may permit the company to suspend its SEC reporting obligations by reclassifying its membership units into as few as two different classes, Class A and Class B. However, it is also possible that a third class, Class C, may be necessary or desirable. Your response to the enclosed questionnaire, which inquires as to whether you are an “accredited investor” as defined by the SEC, will assist the company in determining whether the membership units should optimally be reclassified into two classes or three classes.

We expect that the unit reclassification will be based on the number of membership units owned by each member on the date of the reclassification, so that members owning more than a certain number of units on that date will receive Class A units, members owning fewer than that threshold will receive Class B units, and, if a third class is utilized, members owning still fewer units will receive Class C units. Based on current available data, we expect that Class A would be comprised of members owning 26 or more units. If the membership units are reclassified into two different classes, then we expect that Class B would consist of members owning 25 or fewer units. If the membership units are instead reclassified into three classes, we expect that Class B would be comprised of members owning 10 to 25 units, and Class C would consist of members owning 9 or fewer units. However, these ownership thresholds have not been finally determined as of the date of this letter. The following tables indicate the results of these scenarios, if the reclassification was implemented as of today:

Two Classes

	Class A	Class B
Number of units owned	26 or more	25 or less
Total number of members	151	818
Total number of units represented	22,370	8,236

Three Classes

	Class A	Class B	Class C
Number of units owned	26 or more	10 to 25	9 or less
Total number of members	151	468	350
Total number of units represented	22,370	6,558	1,678

We expect that all membership units will continue to have identical economic rights following the reclassification. This means that profit and loss allocations and cash distribution rights would be the same for members in all classes. If the reclassification is approved by GFE's members, we expect that the classes of membership units would be distinguished from one another based primarily on differences in voting rights. However, we have not currently defined the differences among the classes following the reclassification.

Once we determine how many different classes will be utilized, the differences between the classes, and the ownership threshold required to be in each class, we expect to implement a “trading window” during which members may transfer units prior to the reclassification so that they may own the requisite number of units needed to be in their desired class. In some cases, members may desire to combine ownership of membership units in order to have their units classified in a certain class. For example, a husband and wife that each separately own units might consider combining their units so that they instead own the units jointly, if such a transfer would result in ownership of Class A units rather than Class B units following the reclassification. Once we have provided more details regarding the proposed reclassification, please consult your professional advisors to determine whether it may be advantageous for you to transfer or combine membership unit ownership. Following the closing date of the trading window, we expect that all unit sales and transfers of units will be suspended for a period of time.

We expect to hold a special member meeting for the purpose of voting on the reclassification and deregistration transaction in the coming months, likely sometime after harvest and prior to spring planting. We also expect to hold an informational meeting prior to the special member meeting to address certain details regarding the reclassification and deregistration transaction and to provide you the opportunity to ask any questions you have regarding the transaction. Our legal counsel will prepare a detailed proxy statement describing the proposed reclassification and accompanying amendments to GFE's Member Control Agreement needed to effect the reclassification. You will be provided with a copy of this proxy statement in advance of the special member meeting.

As mentioned above, enclosed with this letter is a questionnaire regarding whether you are an “accredited investor” as defined by the SEC, which will help the company determine how to best structure the reclassification of the company's membership units. We ask that you please complete and sign this questionnaire and return it to the company. For those members who own membership units in multiple forms (individually, joint ownership with spouse, through a corporation or limited liability company, etc.), please complete a separate questionnaire for each form of ownership.

Thank you for your continued support of Granite Falls Energy. We believe that deregistering the company's membership units is another step towards making the company more effective and efficient. If you have any questions regarding the deregistration process, please feel free to contact Stacie Schuler at the GFE office, or any of the GFE board members.

Sincerely,

The Board of Governors,
Granite Falls Energy, LLC

This letter is not a proxy statement or a solicitation of proxies from the holders of membership units of the company. Any solicitation of proxies will be made only by the definitive proxy statement of the company, when available. Members of the company are urged to read the proxy statement and appendices thereto, when available, because they will contain important information about the company and the proposed reclassification of membership units.

This letter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this letter. We qualify all of our forward-looking statements by these cautionary statements.